                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   ------------------------------------------

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                    YEAR ENDED LAST FRIDAY IN DECEMBER
                          ----------------------------------------------------------
                             1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------
                          (53 WEEKS)  (52 WEEKS)  (52 WEEKS)  (52 WEEKS)  (52 WEEKS)
Pretax earnings (loss)..  $2,424,808  $1,621,389  $1,017,418  $  282,328  $ (158,386)
Deduct equity in
 undistributed net
 earnings of
 unconsolidated
 subsidiaries...........     (13,029)    (12,913)    (10,677)     (9,429)    (23,292)
                          ----------  ----------  ----------  ----------  ----------
Total pretax earnings
 (loss).................   2,411,779   1,608,476   1,006,741     272,899    (181,678)
                          ----------  ----------  ----------  ----------  ----------
Add: Fixed charges:
 Interest...............   6,008,511   4,822,711   5,073,824   5,343,107   5,351,027
 Amortization of debt
  expense...............       3,921       4,232       4,366       3,890       5,785
 Capitalized interest...         --          --          929         555       5,886
                          ----------  ----------  ----------  ----------  ----------
 Total interest.........   6,012,432   4,826,943   5,079,119   5,347,552   5,362,698
 Interest factor in
  rents.................     141,654     141,546     141,438     135,038     124,104
                          ----------  ----------  ----------  ----------  ----------
Total fixed charges.....   6,154,086   4,968,489   5,220,557   5,482,590   5,486,802
                          ----------  ----------  ----------  ----------  ----------
Pretax earnings before
 fixed charges
 (excluding capitalized
 interest)..............  $8,565,865  $6,576,965  $6,226,369  $5,754,934  $5,299,238
                          ==========  ==========  ==========  ==========  ==========
Ratio of earnings to
 fixed charges..........        1.39        1.32        1.19        1.05         (A)
                          ==========  ==========  ==========  ==========  ==========

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(A) In 1989, pretax earnings before fixed charges were inadequate to cover fixed charges by $187,564.